UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 19, 2017

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington		99202-2600
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On July 19, 2017, Avista Corporation, a Washington corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Hydro One Limited, a corporation organized under the laws of the Province of Ontario (“Parent”), Olympus Holding Corp., a Delaware corporation (“US Parent”), and Olympus Corp., a Washington corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). A copy of the Merger Agreement is attached as Exhibit 2.1 to this report.

The Merger Agreement provides for the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”) and becoming an indirect, wholly-owned subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of the Company, Parent, US Parent or Merger Sub or any holder of any shares of common stock, no par value, of the Company (the “Company Common Stock”) or any shares of capital stock of Merger Sub, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shareholder Shares (as defined in the Merger Agreement) and shares of Company Common Stock that are owned by Parent, US Parent or Merger Sub or any of their respective subsidiaries, in each case immediately prior to the Effective Time) will be converted automatically into the right to receive an amount in cash equal to $53.00, without interest (the “Merger Consideration”). Dissenting Shareholder Shares and shares of Company Common Stock held by Parent, US Parent or Merger Sub or any of their respective subsidiaries will not be entitled to receive the Merger Consideration.

At the Effective Time, (i) each RSU (as defined in the Merger Agreement) that is outstanding immediately prior to the Effective Time, and which by its terms would vest before the calendar year or in the calendar year in which the Effective Time occurs, shall be cancelled, and the holder of each such RSU shall then be entitled to receive a lump-sum cash payment equal to the product of (x) the number of shares of Company Common Stock subject to such RSU immediately prior to the Effective Time, and (y) the Merger Consideration; and (ii) each RSU that is outstanding immediately prior to the Effective Time, and which by its terms would vest in any calendar year following the calendar year in which the Effective Time occurs, will be adjusted as necessary to provide that, at the Effective Time, each such RSU shall be converted into a restricted stock unit award issued under Parent’s equity-based long-term incentive compensation plan, on the same terms and conditions as were applicable under such RSU immediately prior to the Effective Time (including with respect to vesting, treatment upon employment termination, etc.), with respect to a number of shares of common stock of Parent determined by multiplying the number of shares of Company Common Stock subject to such RSU immediately prior to the Effective Time by the Exchange Ratio (defined as a fraction, the numerator of which is the Merger Consideration and the denominator of which is the closing price per share of common stock of Parent on the Toronto Stock Exchange on the Closing Date (as defined in the Merger Agreement), converted into U.S. dollars), rounded up to the nearest whole share (a “Converted RSU”), and each such Converted RSU shall not be accelerated except as provided in the original related RSU agreement issued by the Company and shall be settled in shares of common stock of Parent or cash, as determined by Parent.

In addition, at the Effective Time, each Performance Award (as defined in the Merger Agreement) that is outstanding immediately prior to the Effective Time (including any Performance Award with respect to which the applicable performance period has ended, but which Performance Award has not been settled) shall be cancelled, and the holder of each such Performance Award shall then be entitled to receive a lump-sum cash payment equal to the product of (i) the Performance Award Amount (as defined below), and (ii) the Merger Consideration, less any withholding taxes required by law to be withheld. “Performance Award Amount” means (A) with respect to any outstanding Performance Award for which the performance period has ended as of immediately prior to the Effective Time, (1) in the case of a share-settled Performance Award, the number of shares of Company Common Stock that would be delivered to the holder of such Performance Award, or (2) in the case of a cash-settled Performance Award, the number of shares of Company Common Stock that would be deemed deliverable to the holder for purposes of calculating the cash payment due under such Performance Award, in each case of the foregoing clauses (1) and (2), based on the actual achievement of the performance goals applicable to such Performance Award, as reasonably determined by the Company’s board of directors (or a committee thereof) prior to the Effective Time, and assuming the satisfaction of all other conditions to such delivery, and (B) with respect to any outstanding Performance Award for which the performance period has not ended as of immediately prior to the Effective Time, (1) in the case of a share-settled Performance Award, the number of shares of Company

Common Stock subject to such Performance Award that would be delivered to the holder of such Performance Award, or (2) in the case of a cash-settled Performance Award, the number of shares of Company Common Stock that would be deemed deliverable to the holder for purposes of calculating the cash payment due under such Performance Award, in each case of the foregoing clauses (1) and (2), based on deemed satisfaction of the performance goals applicable to such Performance Award for such incomplete performance period at the target level, and in each case, assuming the satisfaction of all other conditions to such delivery.

As of the Effective Time, all dividends declared by the Company with respect to shares of Company Common Stock, and all dividend equivalent payments, in each case, relating to RSUs and Performance Awards that have been accumulated or retained by the Company until the vesting or settlement of such awards shall automatically become fully vested and paid to the holders of such RSUs and Performance Awards.

Consummation of the Merger is subject to the satisfaction or waiver of specified closing conditions, including (i) the approval of the Merger by the holders of a majority of the outstanding shares of Company Common Stock, (ii) the receipt of regulatory approvals required to consummate the Merger, including approval from the Federal Energy Regulatory Commission, the Commission on Foreign Investment in the United States, the Federal Communications Commission, the Washington Utilities and Transportation Commission, Idaho Public Utilities Commission, Public Service Commission of the State of Montana, Public Utility Commission of Oregon, and the Regulatory Commission of Alaska, (iii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iv) the absence of any law, statute, ordinance, code, rule, regulation, ruling, decree, judgment, injunction, order, writ, assessment or arbitration award of a governmental authority that enjoins, restrains, prevents or prohibits the consummation of the Merger, and (v) other customary closing conditions, including (a) the accuracy of each party’s representations and warranties (subject to customary materiality qualifiers), (b) each party’s compliance in all material respects with its obligations and covenants contained in the Merger Agreement, and (c) the absence of a material adverse effect on the Company. In addition, the obligations of Parent, US Parent and Merger Sub to consummate the Merger are subject to the final orders with respect to the required regulatory approvals not imposing or requiring any undertakings, terms, conditions, liabilities, obligations, commitments or remedial actions that constitute a Burdensome Condition (as defined in the Merger Agreement).

The Merger Agreement also contains customary representations, warranties and covenants of the Company, Parent, US Parent and Merger Sub. These covenants include, among others, an obligation on behalf of the Company to operate its business in the ordinary course until the Merger is consummated, subject to certain exceptions. The Company has made certain additional customary covenants, including, among others, and subject to certain exceptions, (a) causing a meeting of the Company’s shareholders to be held to consider approval of the Merger Agreement, and (b) a customary non-solicitation covenant prohibiting the Company from soliciting, providing non-public information or entering into discussions or negotiations concerning proposals relating to alternative business combination transactions, except as permitted under the Merger Agreement. In addition, the parties are required to use reasonable best efforts to obtain any required regulatory approvals.

The Merger Agreement may be terminated by each of the Company and Parent under certain circumstances, including if the Merger is not consummated by September 30, 2018 (subject to an extension of up to six months by either party, if all of the conditions to closing, other than the conditions related to obtaining required regulatory approvals, the absence of a law or injunction preventing the consummation of the Merger and the absence of a Burdensome Condition in any required regulatory approval, have been satisfied). The Merger Agreement also provides for certain additional termination rights for both the Company and Parent. Upon termination of the Merger Agreement under certain specified circumstances, including (i) termination by the Company in order to enter into a definitive agreement with respect to certain business combinations (other than the Merger Agreement), or (ii) termination by Parent following a withdrawal by the Board of its recommendation of the Merger Agreement, the Company will be required to pay Parent a termination fee of $103 million (the “Company Termination Fee”). The Company will also be required to pay Parent the Company Termination Fee in the event the Company signs an alternative transaction within twelve months following the termination of the Merger Agreement under certain circumstances. In addition, if the Merger Agreement is terminated under certain circumstances due to the failure to obtain required regulatory approvals, the imposition of a Burdensome Condition with respect to a required regulatory approval, or the breach by Parent, US Parent or Merger Sub of their obligations in respect of obtaining regulatory approvals Parent will be required to pay the Company a termination fee of $103 million.

From and after the Closing (as defined in the Merger Agreement), Parent intends that the board of directors of the Surviving Corporation (the “Subsidiary Board”) will consist of nine members in total, determined as follows: (i) two directors designated by the sole shareholder of the Surviving Corporation, who are executives of Parent or any of its subsidiaries, (ii) three directors who are not officers, employees or directors (other than an independent director of the Surviving Corporation) of Parent or any of its affiliates and who are residents of the Pacific Northwest region, to be designated by the sole shareholder of the Surviving Corporation, (iii) three directors who, as of immediately prior to the Effective Time, were members of the board of directors of the Company, including the chairman of the Company’s board of directors (if such person is different from the chief executive officer of the Surviving Corporation), and (iv) the chief executive officer of the Surviving Corporation Decisions with respect to certain operational matters, including, among other social commitments, decisions with respect to maintaining existing levels of charitable giving and economic development investment, maintaining the Surviving Corporation’s brand, and maintaining the location of the Surviving Corporation’s headquarters in Spokane, Washington, will be expressly reserved to the Subsidiary Board.

The representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein, and were solely for the benefit of the parties to the Merger Agreement. The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and are qualified by information in confidential disclosure schedules provided in connection with the signing of the Merger Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement may be subject to a standard of materiality provided for in the Merger Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger transaction. Avista Corporation (“Avista”) intends to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement in connection with the proposed merger transaction and this communication is not a substitute for the proxy statement or any other document that Avista may send to its shareholders in connection with the proposed merger transaction. THE INVESTORS AND SECURITY HOLDERS OF AVISTA ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about Avista, Hydro One Limited (“Hydro One”) and the proposed merger transaction. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of Avista’s proxy statement (when it becomes available) may be obtained free of charge upon request by contacting Avista Corporation, Marian Durkin, Corporate Secretary, 1411 East Mission Avenue, Spokane, Washington 99202. Avista’s filings with the SEC are also available on Avista’s website at: http:// investor.avistacorp.com. Investors and security holders may also read and copy any reports, statements and other information filed by Avista with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation of Proxies

This communication is not a solicitation of proxies in connection with the proposed merger transaction. However, Avista, Hydro One and certain of their respective directors, executive officers and other persons may be deemed under SEC rules to be participants in the solicitation of Avista shareholder proxies in respect of the proposed merger transaction. Information about Hydro One directors and executive officers is available in Hydro One’s management information circular, filed with Canadian securities regulators on March 27, 2017, in connection with its 2017 annual meeting of shareholders and is available on its website at www.HydroOne.com and also under its profile on SEDAR at www.sedar.com. Information regarding Avista’s directors and executive officers is available in Avista’s proxy statement filed with the SEC on March 31, 2017 in connection with its 2017 annual meeting of shareholders, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 22, 2017, each of which may be obtained from the sources above under “Additional Information and Where to Find It”. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests (which may be different than those of Avista’s investors and security holders), by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed or to be filed with the SEC when they become available.

Item 8.01 Other Events

On July 19, 2017 Parent and the Company issued a joint press release announcing the execution of the Merger Agreement. The press release is filed as Exhibit 99.1 hereto, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of July 19, 2017, by and among Avista Corporation, Hydro One Limited, Olympus Holding Corp. and Olympus Corp.*

99.1	Joint Press Release, dated July 19, 2017.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Avista will furnish the omitted schedules to the Securities and Exchange Commission upon request by the Commission.

*        *        *         *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: July 19, 2017	/s/ Marian M. Durkin
Marian M. Durkin
Senior Vice President, General Counsel,
Corporate Secretary and Chief Compliance Officer